EXHIBIT 99.1

PRESS RELEASE

CONTACT:

Douglas Russell

Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

September 24, 2003

ROTONICS MANUFACTURING INC. ANNOUNCES

FISCAL YEAR-END AUDITED RESULTS

Gardena, California (September 24, 2003) – Rotonics Manufacturing Inc. (AMEX: RMI) today announced final results for fiscal 2003.  The final results were in synch with the unaudited results announced in July 2003.  As such, we are pleased to announce audited net income of $1,156,600, or nine cents per common share, on net sales of $35,972,100 compared to net income before cumulative effect of change in accounting principle for goodwill of $1,408,700, or eleven cents per common share, on net sales of $37,973,300 for the same period last year.  The fiscal 2003 5.3% reduction in sales volumes continues to mirror our nation’s lackluster economy during this period.  Our industrial products group reflected the most resilience reporting a 2.4% increase in fiscal 2003.  In addition, we had positive trends in contract tooling projects that should reverse previous downturns in contract manufacturing sales.  We continue to receive positive feedback that the U.S. economy is slowing moving forward and strive to position ourselves to take advantage of these trends to improve future sales volumes and operating results.  With this in mind, we would again like to highlight our new technology-based rotational molding machine that will be placed in service in fiscal 2004 and should provide us with an additional competitive edge in the marketplace.

Throughout fiscal 2003, we continued our focus on cutting costs, improving operating efficiencies and reducing our interest costs through debt reductions to offset rising material, utility and workers compensation insurance costs that ultimately negatively impacted this year’s gross margins.  This year’s operating results also included a one time administrative contractual expense that totaled approximately $190,000, or $.015 per common share.  Even though we anticipate the aforementioned cost trends will continue to challenge future periods, we remain optimistic that our strong financial condition, continued investment in capital improvements and focused business strategies will help us respond to future market conditions.

We reported net income of $493,200, or four cents per common share, on net sales of $9,826,000 for the fourth quarter ended June 30, 2003 compared with net income of $816,700, or seven cents per common share, on the net sales of $11,089,300 for the same period last year.  The Company’s sales volumes were hit by a definite lull in the marketplace during the fourth quarter which typically is a peak period for the Company.  This coupled with the one time administrative contractual charge of $190,000 accounted for the drop in earnings during the fourth quarter.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

Rotonics Manufacturing Inc.

Press Release

September 24, 2003

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	2003	2002	2001

Net sales	$35,972,100	$37,973,300	$40,520,100

Income before taxes and cumulative effect of change in accounting principle for goodwill	$1,834,000	$2,355,900	$1,088,500

Income tax provision:
Current	(779,200)	(640,100)	(103,300)
Deferred	101,800	(307,100)	(511,500)
	(677,400)	(947,200)	(614,800)
Net income before cumulative effect of change in accounting principle for goodwill	1,156,600	1,408,700	473,700
Cumulative effect of change in accounting principle for goodwill	—	(4,105,900)	—

Net income/(loss)	$1,156,600	$(2,697,200)	$473,700

Income/(loss) per common share
Basic/diluted:

Income from operations	$.09	$.11	$.04
Cumulative effect of change in accounting principle for goodwill	—	(.32)	—
Net income/(loss) per common share	$.09	$(.21)	$.04

Stockholders’ Equity (1) & (2)	$16,950,000	$16,780,100	$20,307,100

Net book value per Common share (1) & (3)	$1.37	$1.33	$1.59

Common shares outstanding as of June 30, net of treasury	12,344,800	12,614,900	12,761,400

(1)                                 Fiscal 2002 includes reduction for cumulative effect of change in accounting principle for goodwill (FAS 142) amounting to $4,105,900.

(2)                                 Net of treasury stock reacquired and retired amounting to $340,500, $212,800 and $130,400 in fiscal years 2003, 2002 and 2001 respectively.  Also, adjusted for common stock dividends of $616,000, $630,200, and $510,600 in fiscal years 2003, 2002 and 2001, respectively.

(3)                                 Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.